Exhibit 99.1

Kewaunee Scientific

Announces the Appointment of a

New Vice President of Manufacturing Operations

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III
704-871-3274

STATESVILLE, N.C. June 1, 2020 /PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced that Douglas J. Batdorff has joined the Company as Vice President of Manufacturing Operations. Mr. Batdorff will have responsibility for all of Kewaunee’s domestic manufacturing operations.

Mr. Batdorff has a Bachelor of Science in Mechanical Engineering from Michigan State University and a Master of Science in Manufacturing Operations from Kettering University. Mr. Batdorff has held various executive leadership positions throughout his career, most recently with Legacy Cabinets, Inc. as Chief Operations Officer. Prior to Legacy Cabinets, he was the Director of Manufacturing for US Operations of Steelcase, having held various management positions within Steelcase prior to that position.

“I am very excited to have Doug join our management team,” said Thomas D. Hull III, President and Chief Executive Officer of Kewaunee Scientific. “His diverse manufacturing background will help accelerate Kewaunee’s operational excellence journey as we invest in our capabilities to improve our competitiveness in the marketplace.”

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275